UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 19, 2016

NantKwest, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 633-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of January 20, 2016, NantKwest, Inc. (the “Company”) appointed Richard J. Tajak as the Company’s interim Chief Financial Officer, replacing Angela Wilson who resigned on January 19, 2016 for personal reasons. Mr. Tajak will serve as the interim Chief Financial Officer pursuant to the Shared Services Agreement between the Company and NantWorks, LLC under which the Company will pay NantWorks for a portion of Mr. Tajak’s salary at cost (without any markup), depending on the percentage of time he devotes to the Company, plus a reasonable allocation for indirect costs that relate to him in providing the services.

Richard Tajak, age 63, has served as Chief Financial Officer of NantPharma, LLC, a specialty pharmaceutical company and wholly-owned subsidiary of NantWorks, LLC, since January 2014 and as Chief Operating Officer since June 2014. Prior to that, from July 2011 to December 2013, Mr. Tajak served as Chief Financial Officer of NantWorks, LLC. Prior to NantWorks, LLC, Mr. Tajak served as Executive Vice President and Chief Financial Officer of APP Pharmaceuticals, Inc., a $1 billion generic pharmaceutical company, from April 2008 to June 2011 after having joined the company as Senior Vice President, Finance in March 2008. Prior to that, he was Senior Vice President, Finance for the $1.5 billion North American division of Astellas Pharmaceuticals, Inc. His earlier career was at Fujisawa Healthcare/USA and Lyphomed, Inc., where he had increasing levels of responsibility in the areas of accounting, finance, SEC reporting, audit, tax and corporate operations. Mr. Tajak holds a Bachelors degree in Finance and an MBA from the University of Notre Dame, and is a Certified Public Accountant.

There are no family relationships between Mr. Tajak and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Tajak has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANTKWEST, INC.

Date: January 25, 2016	By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong Chief Executive Officer and Chairman